PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT dated as of June 13, 2007("Agreement"), by and between Conihasset Capital Partners, Inc., a Delaware corporation ("Conihasset"), Thomas J. Melina of _______________________________________(“Melina”).

WITNESSETH:

WHEREAS, Conihasset wishes to buy from Melina, and Melina wishes to sell to Conihasset, 100 Membership Units of MRO Integrated Solutions, LLC, a Connecticut limited liability company (“Company”), which represents one hundred (100%) percent of the outstanding membership interest in the Company at the time of the Closing (as hereinafter defined), as evidenced by that certain Limited Liability Company Operating Agreement of MRO Integrated Solutions, LLC dated as of June 1, 2007, by Melina with the Company, attached hereto as Exhibit A (“Operating Agreement”);

NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto have agreed and do hereby agree in manner and form as hereinafter set forth:

1. AGREEMENT TO BUY AND SELL MEMBERSHIP UNITS.

1.1 Sale of Membership Units. Melina agrees that he will sell, convey, transfer, assign and deliver to Conihasset at the Closing provided for in Article 3, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, rights of first refusal, restrictions on transfer, rights or other interests, equities or imperfections of title whatsoever, 100 Membership Units of the Company (the "Membership Units"), which represent one hundred (100%) percent of the outstanding membership interests of the Company at the time of the Closing.

1.2 Consideration for Sale and Transfer of the Membership Units. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Melina herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery to Conihasset of the 100 Membership Units, Conihasset agrees to pay and deliver to Melina, in the manner as hereinafter set forth, a purchase price equivalent to $1,500,000 in the form of the issuance to Melina of 300,000 shares of common stock, $0.001 par value per share, of Conihasset (the “Conihasset Stock”) at a price of $5.00 per share.

2. INTENTIONALLY OMITTED

3. CLOSING.

3.1 Closing. Subject to the satisfaction or waiver of the conditions precedent of Conihasset and Melina set forth in Article 9 and Article 10 hereof, the closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Adler Pollock & Sheehan P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island at 10:00 A.M. on the date hereof. The time and date of the Closing is herein called the "Closing Date".

3.2 Payment for Sale and Transfer of Membership Units. At the Closing, Conihasset shall issue to Melina, against transfer of title to the 100 Membership Units acquired from Melina, 300,000 shares of Conihasset Stock.

3.3 Transfer of Membership Units. At the Closing, Melina shall transfer to Conihasset or its nominee all right, title and interest in the 100 Membership Units as provided in Article 1. Said transfer shall be effected by delivery to Conihasset of an assignment executed by Melina in favor of Conihasset, or its nominee, in a form reasonably satisfactory to Conihasset.

3.4 Operating Agreement. In order to evidence the acquisition by Conihasset of the 100 Membership Units from Melina (the “Acquired Membership Interest”), which represents one hundred (100%) percent of the outstanding membership interests of the Company at the time of the Closing, Conihasset, Melina and the Company shall execute and deliver at the time of the Closing the First Amendment to Operating Agreement in the form attached hereto as Exhibit B (the “First Amendment to Operating Agreement”) and the Company shall file with the Secretary of State of Connecticut an Amendment to the Articles of Organization of the Company in a form satisfactory to Conihasset to evidence such transfer of the acquired Membership Interest.

4. REPRESENTATIONS AND WARRANTIES OF MELINA.

Melina represents, warrants and agrees to Conihasset as of the date hereof as follows:

4.1 Organization and Qualification of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Company has the requisite limited liability company power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted or contemplated to be conducted by it. The Company is duly qualified, licensed and authorized to do business as a foreign limited liability company and is in good standing as a foreign corporation in the jurisdictions, if any, shown on the Schedule of Jurisdictions attached hereto as Schedule 4.1 and is not required to be so licensed, qualified or authorized to conduct its business or own its property in any other jurisdiction.

(b) The Operating Agreement is the only operating agreement or its equivalent in effect, or that has ever been in effect, for the Company.

4.2 Authority of Melina and the Company. This Agreement and each of the other agreements and other documents and instruments delivered or to be delivered to Conihasset pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of such of the Company and Melina as are parties thereto and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each of the other agreements and other documents and instruments delivered or to be delivered to Conihasset by the Company and Melina have been duly authorized by all necessary limited liability company or other action of the Company and Melina and are within the Company's and Melina’s powers.

The execution, delivery and performance of this Agreement or any such other agreement, document or instrument by the Company or Melina, except as specifically identified on the Schedule of Breaches, Defaults and Required Consents attached hereto as Schedule 4.2, does not and will not with the passage of time or the giving of notice or both:

(a) result in a breach of or constitute a default by Melina or the Company or result in any right of termination or other effect adverse to the Company or Melina under any indenture or loan or credit agreement of Melina or the Company, or any other agreement, lease or instrument to which Melina or the Company is a party or by which the property of the Company or Melina is bound or affected;

(b) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the assets of the Company or on the Acquired Membership Interests;

(c) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award, now in effect having applicability to Melina, the Company or the Acquired Membership Interests;

(d) violate any provisions of the Articles of Organization, or equivalent, or any operating agreement of the Company, as amended; or

(e) require any approval, consent or waiver of, or filing with, any person, and are not in contravention of any applicable law or regulation.

All requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other persons necessary for Melina and the Company to consummate the transactions contemplated by this Agreement will be obtained as of the time of Closing.

4.3 Subsidiaries. The Company has no subsidiaries and, except as specifically disclosed on the Schedule of Investments attached hereto as Schedule 4.3, does not own any securities issued by any other individual, corporation, partnership, joint venture, trust, association, estate, joint stock company or organization, except temporary investments in the ordinary course of business.

4.4 Capitalization. ) Melina is the record and beneficial owner of all the outstanding membership interests in the Company. Melina owns all of the membership interests in the Company free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, restrictions on transfer, rights of first refusal, preemptive or other rights or other interests or equities or imperfections of title whatsoever. There are no other equity or debt securities of the Company authorized or outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements obligating the Company to issue any membership interests, or any security convertible into and/or exchangeable for membership interests of the Company other than that certain Convertible Promissory Note dated November 15, 2006, issued by the Company to Conihasset in the original principal amount of $1,000.000 and that certain Convertible Promissory Note dated May ___, 2007, issued by the Company to Conihasset in the original principal amount of $500,000.

4.5 Valid Title to the Acquired Membership Interests. Conihasset will receive at the Closing valid and marketable title to the 100 Membership Units, which represents one hundred (100%) percent of the outstanding Membership Interests in the Company, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, restrictions on transfer, rights of first refusal, preemptive or other rights or other agreements, interests or equities or any other imperfections of title whatsoever.

4.6 Assets.

(a) Except for assets disposed of on commercially reasonable terms since the Interim Date (as hereinafter defined in Section 4.10 hereof) in the ordinary course of business, the Company owns, or has enforceable rights to use under valid and binding leases with third parties, all assets included in the Interim Date Balance Sheet (as hereinafter defined in Section 4.10 hereof), and such assets constitute all assets associated with, used in and necessary to the business and operations of the Company. Except as set forth on the Schedule of Machinery and Equipment attached hereto as Schedule 4.6(a), the machinery and equipment owned or leased by the Company (i) is in a good state of operating condition and repair; (ii) has been maintained in accordance with a regular preventive maintenance program; (iii) is adequate for the Company's needs and the Company's current and currently projected production levels; and (iv) conforms with all applicable laws, ordinances and regulations.

(b) Except as listed on the Schedule of Liens and Encumbrances attached hereto as Schedule 4.6(b) and except for assets disposed of on commercially reasonable terms since the Interim Date in the ordinary course of business, the Company has good and marketable title to all of its assets (including, without limitation, those reflected in the Interim Date Balance Sheet), free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(c) The inventories of the Company reflected on the Interim Date Balance Sheet and the inventories of the Company existing on the date hereof and on the Closing Date are of a quality and quantity saleable in the ordinary course of the Company's business at prevailing market prices, are valued at the lower of cost (FIFO) or market and reflect write-downs to realizable values in the case of items which have become obsolete, unusable or unsaleable (except at prices less than cost) through regular distribution channels in the Company's business. Subject to write-downs complying with the preceding sentence, the values of the inventories stated in the Interim Date Balance Sheet reflect the Company's normal inventory valuation policies and were determined in accordance with GAAP, practices and methods consistently applied. Purchase commitments for raw materials and inventory are not, individually or in the aggregate, in excess of normal requirements and none are at prices in excess of the lowest prices reasonably available in the current market. Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin except in instances of sale promotions or product introductions consistent with past practices. Since the Interim Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

(d) All of the personal property leased by the Company is listed on the Schedule of Personal Property Leases attached hereto as Schedule 4.6(d), and true and complete copies of all of the lease documents have been delivered to Conihasset. All such lease documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between the Company and any third parties claiming an interest in the Company's interest in any leased property or otherwise relating to the Company's use and occupancy thereof, and all covenants, conditions, restrictions, easements and similar matters affecting the leased property have been complied with by the Company.

(e) Except for the assets located at the premises described on the Schedule of Assets at Other Locations attached hereto as Schedule 4.6(e), all of the assets of the Company are located on the Real Property (as defined in Section 4.7 hereof), and all the assets located on such other premises are owned or leased by the Company.

4.7 Real Property.

(a) With the exception of the real estate and building and improvements thereon which the Company leases at 904A Boston Turnpike, Shrewsbury, Massachusetts, the Company does not own, lease or otherwise use, and never has owned, leased or otherwise used, any real estate in the conduct of its business. (Such real property owned, leased or otherwise used by the Company, together with the buildings and improvements thereon, is herein referred to as the "Real Property"; and, solely for purposes of this Section 4.7 hereof and Articles 11 and 12 hereof, the term "Real Property" shall also include any other Real Property previously owned, operated or leased by the Company or its predecessors.) The legal description of the Real Property is set forth on the Schedule of Real Property attached hereto as Schedule 4.7.

(b) Except as otherwise specifically disclosed on Schedule 4.7: (i) the Real Property, and the operations thereon and the uses made thereof, are in compliance with all, and are not in violation of any, Environmental Laws (as hereinafter defined); (ii) there has been no generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials on, or release or transportation of Hazardous Materials to or from, the Real Property by any person (including, without limitation, the Company and the past and present officers, employees and agents of the Company and all past and present owners, operators and lessees of the Real Property) at any time except in full compliance with all Environmental Laws; (iii) the Real Property has not been used at any time by any person in such a manner as to cause a violation of any Environmental Law or to potentially give rise to any liability or obligation for the remediation or restoration of the Real Property or for the treatment, storage, removal, disposal, release, arrangement for removal or disposal or transportation of any Hazardous Materials; (iv) no such violation, liability or obligation has been created by the removal, disposal or transportation by any person at any time of any Hazardous Materials to or from the Real Property; (v) neither the Company nor Melina has received notice of, and no circumstances exist that could form the basis of, an Environmental Action (as hereinafter defined) arising out of or relating to the Real Property or the generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials thereon, or the release or transportation of Hazardous Materials thereto or therefrom; (vi) the Real Property is not listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or clean-up and is not adjacent to any such property; (vii) none of the buildings and improvements included within the Real Property contain asbestos, and there are no underground storage tanks or polychlorinated biphenyl (PCBs) located on or at the Real Property; (viii) the Company has obtained all permits, approvals, identification numbers, licenses and other authorizations, and renewals thereof, required under Environmental Laws; all of the same are currently effective; and the Company is complying in all respects therewith; (ix) no employees of the Company or its predecessors or any past owner, operator or lessee of the Real Property have been exposed to Hazardous Materials; and (x) Melina has delivered to Conihasset true, complete and correct copies or results of any and all reports, studies or tests in the possession of or initiated by Melina or the Company pertaining to the existence of Hazardous Materials and other environmental concerns on any part of the Real Property or concerning compliance with or liability under Environmental Laws in the operation of the business of the Company or as conducted by any prior owner, operator or lessee of the Real Property.

As used in this Section 4.7 and elsewhere in this Agreement: (1) "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment; (2) "Environmental Laws" and "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time; and (3) "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" "contaminants" or "pollutants" or words of any similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

(c) The Real Property, and the operations thereon and the uses made thereof, are in compliance with all fire, building and zoning laws, statutes, ordinances, codes, rules, regulations and decrees.

(d) No notice of violation of any applicable federal, state, or local statute, ordinance, order, requirement, law, rule, regulation (including, without limitation, any Environmental Law), or of any covenant, condition, restriction or easement affecting the Real Property with respect to the use or occupancy of the Real Property has been given to Melina or the Company by any person having jurisdiction over the Real Property or by any other person entitled to enforce the same, or by any private citizen or citizen action group and, to the best of Melina’s knowledge, no such notice has been given to any other person.

(e) To the best of Melina’s knowledge, there is no plan, study or effort by any governmental authority or any other person which may prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business by the Company.

(f) There is not (i) to the best of Melina’s knowledge, any intended or proposed federal, state, or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) which may prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business by the Company or (ii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation (other than Environmental Actions) pending or, to the best of Melina’s knowledge, threatened or contemplated against or affecting either the Real Property or the use thereof.

(g) There is no existing or, to the best of Melina’s knowledge, proposed or contemplated eminent domain proceeding that would or could result in the taking of all or any part of the Real Property that would prevent or hinder the continued use of the Real Property as heretofore used in the conduct of the business by the Company.

(h) Except as set forth on Schedule 4.2, neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement, arrangement or instrument affecting the Real Property.

(i) The buildings and improvements included among the Real Property are structurally sound and in a good state of condition, maintenance and repair.

4.8 Conduct of the Business. Neither Melina nor the Company is a party to, or subject to or bound by, nor are any of their assets subject to or bound by, any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of the Company necessary for its operation in the ordinary course of business; or (ii) the conduct of the business and operations of the Company, in each case, in all respects in the same manner as such business has heretofore been conducted by it. On consummation of this Agreement at the Closing, the Company will own all properties and rights necessary to conduct the Company's business and operations in all respects in the same manner as has been conducted by the Company prior to the Closing. Melina has no reason to believe that business relations currently maintained with the suppliers, customers and persons having business relations with the Company will not be similarly maintained in all respects after the date hereof and the date of the Closing. Without limiting the generality of the foregoing, no supplier, distributor or customer of the Company has notified the Company or Melina that it intends to discontinue its relationship with the Company.

4.9 Permits and Licenses. Except as set forth on the Schedule of Regulatory Licenses, Consents, Permits and Authorizations attached hereto as Schedule 4.9, the Company is not required by any person, entity or governmental authority, foreign or domestic, federal, state or local, to obtain or maintain any consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications for the conduct of its business (including, without limitation, qualifications to transact business as a foreign corporation in various states). Except as set forth on Schedule 4.9, the Company has obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications for the conduct of its business; the same are valid and subsisting; and the consummation of this Agreement will not invalidate the same. The Company is not required to have any form of security clearance from any governmental agency in order to conduct its business and operations in the manner it is presently conducted.

4.10 Financial Statements and Undisclosed Liabilities.

(a) The Company has delivered to Conihasset the unaudited balance sheets of the Company as of December 31, 2005, December 31, 2006 and May 31, 2007 and unaudited statements of income and retained earnings and cash flows of the Company for each of the fiscal years or interim periods then ended, including, in each case, the related notes (all of which financial statements and notes are collectively referred to as the "Financial Statements"), copies of which are attached hereto as Exhibit C. The balance sheet of the Company as of May 31, 2007, is hereinbefore and hereinafter referred to as the "Interim Date Balance Sheet", and May 31, 2007, is hereinbefore and hereinafter referred to as the "Interim Date".

(b) All of the Financial Statements: (i) are true, complete and correct and present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements; (ii) are consistent with the books and records of the Company; and (iii) have been prepared in accordance with GAAP applied on a consistent basis except, with respect to interim statements, normal year-end adjustments.

(c) The Company, as of the Interim Date and the Closing Date, has no indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except: (i) liabilities specifically described and reflected dollar for dollar on the Interim Date Balance Sheet; (ii) fixed liabilities incurred in the ordinary course of business on commercially reasonable terms since the Interim Date, in kind and amounts consistent with past practices; (iii) fixed commercial obligations to perform pursuant to executory contracts entered into in the ordinary course of business on commercially reasonable terms, consistent with past practices, and not in default, as disclosed pursuant to Section 4.13; and (iv) liabilities specifically disclosed and reflected dollar for dollar on the Schedule of Liabilities attached hereto as Schedule 4.10(c). There is no existing condition, situation or set of circumstances which will result in any such liabilities except for the liabilities identified in clauses (i) through (iv) of this Section 4.10(c).

(d) All receivables of the Company including accounts receivable, contracts receivable, loans receivable, notes receivable and advances shown on the Interim Date Balance Sheet or those acquired after the Interim Date and, in either case, not collected prior to the Closing (collectively, the "Accounts") arose from bona fide transactions in the ordinary course of business, represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon, and are fully collectible dollar for dollar in the normal course of business in the aggregate face amounts thereof without offset, counterclaim or resort to litigation. There has not been asserted nor does there exist any counterclaim or claim for offset against any of the Accounts. None of the Accounts have been outstanding for more than ninety (90) days.

(e) Since the Interim Date, there have been no reserves taken or reversed or assets written down or written up except as set forth on the Schedule of Reserves Taken and Assets Written Down or Up attached hereto as Schedule 4.10(e).

4.11 Compliance with Laws. Except as set forth on the Schedule of Noncompliance with Laws attached hereto as Schedule 4.11, the Company has been and is, and its business has been and is being conducted and operated, in compliance with all requirement of all applicable statutes, laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local, which affect the Company or its business or to which the Company is subject, including, without limitation, those relating to fair labor practices and standards; equal employment practices; occupational safety and health; export/import licenses or controls; foreign exchange controls; restraint of trade and unfair competition; immigration; federal procurement; and Environmental Laws. Except as set forth on Schedule 4.11, neither the Company nor Melina has received any notice or other communication from any person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

4.12 Patents, Trade Names, Trademarks and Copyrights. All patents, patent applications, trade names, registered or common law trademarks, trademark applications, registered copyrights, unregistered copyrights and copyright applications owned by or licensed to or used by the Company are listed on the Schedule of Patents, Trademarks and Copyrights attached hereto as Schedule 4.12 and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent set forth on said Schedule 4.12, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country, state or other jurisdiction. Except as set forth in said Schedule 4.12, the Company's use of said patents, trade names, trademarks or copyrights does not require the consent of any third party and the same are freely transferable and are owned exclusively by the Company free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licenses or any other ownership or other interest of any other person whatsoever. Except as described in Schedule 4.12, no person has a license to use any of such patents, trade names, trademarks or copyrights or applications therefore. No order, decree, judgment or stipulation has ordered, decreed, adjudged, stipulated, found or determined that the Company or Melina has infringed any adversely held patent, trade name, trademark or copyright; and no claim or proceeding charging the Company or Melina with infringement of any adversely held patent, trade name, trademark or copyright, has been asserted or served upon the Company or Melina at any time during the six (6) year period prior to and ending upon the Closing Date or, to the best of Melina’s knowledge, is threatened to be asserted or filed; and the conduct of the business of the Company, as heretofore conducted by the Company, does not infringe any patents, patent applications, trade names, trademarks, copyrights or other rights owned by or owed to any third person. Except as set forth on Schedule 4.12, to the best of Melina’s knowledge after a review of the current files of the Company, no person is infringing upon the patents, trade names, trademarks or copyrights or applications therefore set forth on Schedule 4.12. Except as specifically disclosed on Schedule 4.12, the Company has not used any patent, trade name, trademark or copyright in order to conduct its business as presently being conducted.

The Company owns and has the right to use, free and clear of any claims or rights of any other person, including without limitation, Melina or any of his affiliates, all trade secrets, customer lists, manufacturing processes, secret processes, technology, know-how and any other confidential information (collectively, the "Trade Secrets") required for or used in the manufacture or marketing of all products either being, or proposed to be, sold or manufactured by the Company, including, without limitation, any products licensed by the Company from others. No person or entity is now infringing upon or misappropriating, or has in the past infringed upon or misappropriated, any of the Trade Secrets. The Company is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, know-how or any other confidential information of any other person, including, without limitation, any former employer of any present or past employee of the Company. All manufacturing processes, secret processes, know-how, and any other intellectual property and confidential information resulting from the development activities engaged in by any employees of the Company is the property of the Company. Neither the Company nor any officer, director or key employee of the Company is a party to any non-competition agreement, non-disclosure agreement, or similar agreement with any other person.

4.13 List of Contracts. Except for the contracts, commitments, plans, agreements, leases and licenses described in the Schedule of Contracts, Commitments and Intercompany Transactions attached hereto as Schedule 4.13, the Company is not a party to nor is it or any of its properties or assets or the membership interests in the Company subject to or otherwise bound by any oral or written contract, commitment, plan, agreement, lease or license of any kind.

All the contracts, commitments, plans, agreements, leases and licenses listed in said Schedule 4.13 are valid and binding obligations of the Company and of the other parties thereto in accordance with their respective terms and conditions.

There has been no uncured breach or default of any provision of any such contract, commitment, lease or other agreement by the Company, or to the knowledge of Melina, any other party thereto, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by the Company, or to the knowledge of Melina, by any other party thereto with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the assets of the Company or the membership interests in the Company. Conihasset has been furnished with true and complete copies of all scheduled contracts and commitments marked for identification.

Except for the contracts and transactions described on Schedule 4.13, (i) the Company is not a party to nor is it or any of its properties or assets or the membership interests in the Company subject to or otherwise bound by any existing contracts, whether oral or written, between the Company, on the one hand, and Melina or any of Melina’s or the Company's affiliates, on the other hand, (ii) during the past three (3) years the Company has not engaged in any transactions with Melina or any of Melina’s or the Company's affiliates, whether or not reflected in the books and records of the Company and whether or not occurring in the ordinary course of business, (iii) the Company has no obligations to, or asserted or unasserted claims against, Melina or any of Melina’s or the Company's affiliates, and (iv) neither Melina nor any of Melina’s or the Company's affiliates has any obligations to, or asserted or unasserted claims against, the Company.

4.14 Litigation. Except as set forth on the Schedule of Litigation attached hereto as Schedule 4.14, there is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending against the Company, and, to the best of Melina’s knowledge, there is no threatened action, suit, investigation (whether formal or informal), subpoena or proceeding against the Company or any basis therefore, nor have Melina or the Company received any actual written or oral notice of any such action, suit, investigation, subpoena or proceeding. Except as set forth on Schedule 4.14, no subpoena, order, writ, injunction or decree has been issued by, or requested of any court or governmental agency, foreign or domestic, federal, state or local, which pertains to the Company or which might result in an adverse change in the business, property or assets or in the condition, financial or otherwise, of the Company or which questions or might adversely affect the transactions contemplated by this Agreement. Neither the Company nor Melina has ever been subject to or a party to any bankruptcy or other insolvency proceedings.

4.15 Absence of Changes. Since the Interim Date, the Company has conducted its business only in the ordinary course, and, except as set forth in this Agreement and on the Schedule of Changes attached hereto as Schedule 4.15, the Company has not, as of the date of the Closing, either directly or indirectly since the Interim Date:

(a) suffered any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Company, whether or not arising in the ordinary course of business, which change by itself or in conjunction with any or all other such changes has been or may be adverse with respect to the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Company;

(b) incurred any obligation or liability (absolute, accrued, contingent or otherwise), other than liabilities permitted by Section 4.10(c);

(c) mortgaged, pledged or subjected to lien, charge or any encumbrance or other imperfections of title any of its assets, tangible or intangible;

(d) written up or down the value of any inventory or other assets or written off as uncollectible any notes or accounts receivable or any portion thereof, except in amounts which, in the aggregate, are not in excess of pre-existing reserves therefore or taken or set aside any reserves or charges in its books against earnings or assets or reversed any reserves;

(e) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than on commercially reasonable terms in the ordinary and normal course of its business, or cancelled any debts or claims, other than in the ordinary and normal course of business on commercially reasonable terms and in amounts which in the aggregate are not in excess of US $5,000;

(f) experienced any adverse change in its financial position, assets, liabilities or business;

(g) entered into any transaction or agreement other than in the ordinary and normal course of business consistent with past practice on commercially reasonable terms;

(h) issued any membership interests, bonds, convertible securities or other securities, or become obligated to issue any such securities or granted any stock options, warrants, calls, conversion privileges, commitments or rights with respect to such securities;

(i) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Company or its assets, properties, rights or business or the Stock;

(j) declared, set aside or paid any dividend on, or any other distribution made in respect of, the membership interests of the Company or made any direct or indirect redemption, purchase or other acquisition by the Company of its own membership interests (or entered into any agreement under which the Company has become obligated to do any of the foregoing);

(k) except for the Operating Agreement, changed or amended its Articles of Organization, or equivalent, or any operating agreement;

(l) failed to pay, satisfy, perform or otherwise discharge any debt, lien, obligation or liability shown on the Interim Date Balance Sheet or incurred thereafter as the same may have become due and payable unless such debt, lien, obligation or liability was or is being contested in good faith and is disclosed on Schedule 4.15 attached hereto;

(m) suffered any damage, destruction or loss whether or not covered by insurance which might adversely affect the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Company;

(n) made or suffered any amendment, modification or termination of any contract or agreement which might adversely affect the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Company;

(o) received notice or acquired knowledge of any labor trouble, difficulty, dispute or organizing effort involving employees of the Company;

(p) made any loans (other than travel expense advances) to any stockholders, directors, officers or employees of the Company;

(q) changed the number or kind of membership units authorized, issued or outstanding;

(r) formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other person;

(s) repaid any loans or other advances from members of the Company or repaid any indebtedness of the Company for which any member was a guarantor or was otherwise directly or indirectly liable;

(t) waived any rights, contractual or otherwise, whether or not in the ordinary course of business;

(u) changed the compensation payable or to become payable by the Company to any of its officers, directors, employees or agents other than normal merit increases and bonuses made in accordance with (and consistent in amount with) its usual practices which in the aggregate are not material in amount;

(v) paid or discharged a lien or liability of the Company which was not shown on the Interim Date Balance Sheet or incurred in the ordinary course of business thereafter;

(w) incurred any obligation or liability on behalf of the Company to any of its officers, managers, employees or members (including, without limitation, any increase in compensation or bonuses payable to such officers, directors, employees or members earning more than $30,000 per year) or any loans or advances made by the Company to any of its officers, employees or members except normal compensation and expense allowances payable to such persons in the ordinary course of business consistent with past practice;

(x) entered into any lease or sublease, pledge or hypothecation of real or personal property or of the assets of the Company;

(y) forgiven or cancelled any debts or claims, or waived any rights, except in the ordinary course of business; or

(z) suffered any loss of employees, suppliers or customers.

4.16 Insurance. The physical properties, business, operations and assets of the Company are and have been, since the formation of the Company, insured by such insurers, under such policies, against such risks, in such amounts, and upon such other terms and conditions as are disclosed in the Schedule of Insurance attached hereto as Schedule 4.16, and all other insurance policies and similar arrangements of the Company are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect as of the date of the Closing and are adequate and customary for the business engaged in by the Company. Except as specifically identified and disclosed dollar for dollar on the Interim Date Balance Sheet, the Company has no liability, whether fixed or contingent or otherwise, under any workers' compensation or other insurance policy, in respect of the current policy periods or prior periods, for premiums, retrospective rating adjustments or additional premiums which may arise out of subsequent audits of such policy periods or otherwise.

4.17 Insider Indebtedness. No officer, director or stockholder of the Company is indebted to the Company or otherwise owes the Company any money, and the Company is not indebted to any officer, manager or member of the Company except for amounts due as normal salaries, wages and bonuses and in reimbursement of ordinary expenses on a current basis.

4.18 Employee Benefit Plans. The Schedule of Employee Benefit Plans attached hereto as Schedule 4.18 sets forth a complete and accurate description of all employee benefit plans, agreements, policies, arrangements and understandings (whether or not written) and all collective bargaining agreements relating to employee benefits with respect to which the Company has, or may incur, any past, current, future or contingent obligations, including, without limitation, all plans, agreements, arrangements, policies or understandings relating to sick pay, vacation pay or severance pay, deferred compensation, pensions, profit sharing, retirement income or other benefits, option plans, bonuses, severance arrangements, health benefits, disability benefits, insurance benefits and all other employee benefits or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually referred to as a "Plan" and collectively referred to as the "Plans"). Except as set forth in Schedule 4.18:

(a) True, correct and complete copies of each such Plan (or in the case of any unwritten Plan, a description thereof), the most recent actuarial reports and trustee's reports relating thereto (if applicable), the most recent annual report on Form 5500 filed with the Internal Revenue Service for any Plan (if applicable), the most recent summary plan description for each Plan for which a summary plan description is required by law, and each trust agreement, insurance contract or other funding vehicle relating to any Plan, have been furnished to Conihasset;

(b) Each Plan has been administered and operated in accordance with its terms and applicable law, and to the extent applicable, each Plan is "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each related trust is exempt from tax under Section 501(a) of the Code. No Plan which is so qualified has been amended since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its costs. No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan;

(c) All reports and disclosures relating to such Plans required to be filed or distributed as of the Closing Date have been filed or distributed in compliance with applicable law;

(d) None of such Plans, any trusts related thereto, any trustee or administrator thereof, any "party in interest" or any "disqualified person" with respect thereto has engaged in any nonexempted "prohibited transaction" under section 4975 of the Code or section 406 of ERISA with respect to such Plans or has acted or failed to act in a manner that could subject the Company or any Plan to any liability for breach of fiduciary duty under ERISA or any other applicable law;

(e) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred with respect to any Plan by the Company and PBGC has not instituted proceedings to terminate any Plan. No reportable event within the meaning of Section 4043(b) of ERISA has occurred with respect to any Plan. There exists no condition or set of circumstances which presents a risk of the termination or partial termination of any Plan;

(f) The Company has received determination letters from the Internal Revenue Service that each of such Plans is qualified under section 401(a) of the Code (if applicable) and such determination letters are in effect, and the Company does not know of any fact which would adversely affect the qualified status of any such Plan;

(g) Full payment has been made of all amounts which the Company was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the date hereof, and no accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exist with respect to any such Plan;

(h) Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the best of Melina’s knowledge, threatened, nor, to the best of Melina’s knowledge does there exist any basis therefore, which would result in any liability with respect to any Plan of the Company;

(i) The current value of vested accrued benefits under each Plan which is subject to Title IV of ERISA does not exceed the current value of all of the assets of such Plan allocable to such vested accrued benefits. For purposes of the representations in the preceding sentences, the terms "current value" and "accrued benefit" have the meanings specified in Section 3 of ERISA;

(j) The Company is not a participant in any Multiemployer Plan within the meaning of Section 3(37) of ERISA. The Company has not, with respect to any Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA. In the event that the Company were to withdraw from any of such Multiemployer Plans set forth on Schedule 4.18 as of the Closing Date, there would be no withdrawal liability, so-called, or any corresponding obligation to post a bond, letter of credit or other collateral to secure future payment obligations. To the knowledge of the Company after making reasonable inquiry of the Plan Administrator and the Plan Investment Manager(s), if any, each such Multiemployer Plan was determined to be a "qualified plan" under Code Section 401(a), a determination letter having been issued by the Internal Revenue Service to such effect and no fact or circumstance which should have been known by the Company, including those discoverable by reasonable inquiry, exists which would affect the status of the Plan as a "qualified plan" or which would subject the Plans to "excise taxes";

(k) There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Company which are not provided for on their books or financial statements or which have not been fully provided for by contributions to such Plans, programs, or practices;

(l) The Company does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to employees;

(m) The Company has complied with the health care coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985;

(n) All accrued liabilities of the Company as of the Interim Date with respect to sick pay, vacation pay, severance pay, deferred compensation, or other obligations for the benefit of any personnel of the Company including pension benefits (vested or unvested) have been reflected dollar for dollar in accordance with GAAP on the Financial Statements as of the Interim Date; and

(o) Each Plan (including any Plan covering retirees or former employees) may be amended or terminated at any time after the Closing Date without liability to the Company.

4.19 Governmental and Other Approvals. Under existing law, neither Melina nor the Company are required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and/or consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

4.20 Brokerage. Neither Melina nor the Company have dealt with any broker or finder in connection with the transactions contemplated herein, and Melina agree to indemnify and hold Conihasset harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Melina or the Company in connection with the transactions contemplated herein.

4.21 Employees and Labor Relations.

(a) Schedule 4.21 lists all employees of the Company (“Business Employees”), their terms of employment, compensation history (including but not limited to bonus, if any), benefits and accrued vacation and other amounts payable to each employee. The Company is not delinquent in any payments to any Business Employees for wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date, or other amounts required to be paid to such employees to date. The Company has withheld all amounts required by law from the wages, salaries, commissions and other payments to Business Employees and former employees of the Company, and is not liable for any arrears of wages or taxes. The Company is not subject to, not a party to and has not been threatened with any dispute, grievance, arbitration, investigation, charge or lawsuit relating to labor or employment matters involving any employees or former employees, including matters involving occupational safety, employee privacy rights, wage payment and overtime, affirmative action, unfair labor practices or discrimination.

(b) There is no unfair labor practice complaint against the Company pending or, to the best of Melina’s knowledge, threatened. There are no proceedings pending or, to the best of Melina’s knowledge, threatened before the National Labor Relations Board with respect to the Company. There is no labor strike or similar dispute pending or, to the best of Melina’s knowledge, threatened against or involving the Company. There is no pending or past representation question involving an attempt to organize a bargaining unit including any employees of the Company and no labor grievance has been filed within the past 12 months with the Company. The Company is not a party to or bound by any collective bargaining agreement. No collective bargaining agreement is currently being negotiated by the Company with respect to employees of the Company.

4.22 Discrimination Charges. There are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best of Melina’s knowledge, threatened against the Company, or involving the Company, before any federal, state, county or local agency, board, commission, authority or other subdivision thereof.

4.23 Related Transactions. Except as specifically disclosed on the Schedule of Affiliation attached hereto as Schedule 4.23 or on Schedule 4.13, except for payment by the Company of normal compensation to regular employees of the Company in the ordinary course of business, consistent with past practices, and except for payments to officers, directors, employees and shareholders of the Company, or any of their affiliates, in any one year period having an aggregate value less than US $30,000, no current or former director, officer, employee or shareholder of the Company, or any of their affiliates or any other person in which any of them has any beneficial interest (other than an investment in a publicly held corporation not exceeding 1% of the outstanding capital stock of such corporation), is, or since the formation of the Company has been: (i) a party to any transaction with the Company or its affiliates (including but not limited to any contract, agreement, commitment or other arrangement providing for the furnishing of services by or to, or rental of real or personal property to or from, or otherwise requiring payments to or from, any such director, officer, employee or shareholder of the Company or any of their affiliates or any other person in which any of them has any beneficial interest (other than an investment in a publicly held corporation not exceeding 1% of the outstanding capital stock of such corporation)); (ii) entitled to receive any fee or other payment of consideration in connection with this Agreement and/or the consummation of the transactions contemplated herein; (iii) the direct or indirect owner of any interest in any corporation, firm, association or business organization which is a present or potential competitor of, customer of or supplier of products and/or services to the Company or its affiliates, or (iv) the recipient of income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

4.24 Taxes.

(a) The amounts set up as accruals for Taxes (as hereinafter defined) on the Interim Date Balance Sheet will be sufficient to cover in full the payment of all unpaid Taxes (including, without limitation, income, excise, sales, use, property, franchise, withholding, unemployment and FICA taxes, and any interest and penalties thereon) of Company accrued for or applicable to the periods ended on the Closing Date and all years and periods prior thereto, including, without limitation, taxes arising out of the consummation of the transactions contemplated hereby.

(b) The Company has filed all federal, state, county, local and foreign income, excise, property, franchise, sales, use, withholding, unemployment and other Tax Returns or information which are required to be filed by it in all countries, states, cities and towns and other jurisdictions in which it is incorporated or is required to be qualified to do business as a foreign corporation or otherwise transacts business up to and including the Closing Date, and has paid all such Taxes which are required to be paid, whether or not shown on such returns, or which have become due pursuant to such returns or to any assessment which has been received by it and will continue to do so up to the Closing Date. Such returns are true, complete and correct in all respects and copies of the same for all years since the formation of the Company have been delivered to Conihasset.

(c) All deficiencies asserted as a result of such examinations have been paid and no extension of time for the assessment of deficiencies for any such year is in effect. There is no current audit of any of the Company's Tax Returns. The Company has not given nor been requested to give waivers of any statutes of limitations relating to the payment of taxes of the Company for taxable periods for which the applicable statutes of limitations have not expired. The provisions for Taxes reflected in the above-mentioned Financial Statements are adequate to cover any and all Tax liabilities of the Company in respect of its business, property and operations. Neither the Internal Revenue Service nor any other taxing authority is now asserting or threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. The Company has made adequate provisions for all current Taxes, and there will not be any additional assessments for any fiscal periods prior to and including the date hereof and the Closing Date in excess of the amounts reserved therefore.

(d) The Company has elected, and has never elected otherwise, to be treated as a “partnership” for federal and state income tax purposes. Melina acknowledges and understands that he shall be responsible for the federal and state taxes accrued on the taxable income attributable to the Company for all the periods or portions of the periods prior to the Closing Date.

(e) For purposes of this Agreement, except as otherwise expressly provided, unless the context otherwise requires:

The term “Taxes” shall mean all taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use license, payroll, transaction, capital, net worth, franchise taxes (if not based on income), estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or other foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax. “Tax Returns” shall mean all returns, declarations, reports and information returns and statements of any person required to be filed or sent by or with respect to it in respect of any Taxes.

4.25 Product Warranties. Set forth on the Schedule of Product Warranties attached hereto as Schedule 4.25 are the standard forms of product warranties and guarantees used by the Company in the conduct of its business. Except as specifically disclosed on said Schedule 4.25, the Company has not given, used or made any product warranties or guarantees. Except as specifically described on Schedules 4.25, no product warranty or similar claims have been made against the Company except routine claims as to which, in the aggregate, losses and expenses in respect of repair or replacement of merchandise do not and will not exceed the warranty reserve to be reflected on the Interim Date Balance Sheet. The aggregate loss and expense attributable to all product warranty and similar claims now pending or hereafter asserted with respect to products manufactured on or prior to the Closing Date will not exceed the warranty reserve to be reflected on the Interim Date Balance Sheet. No person or party (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against the Company under any U.S. federal, state or local law or foreign law applicable to product warranties or guarantees used by the Company.

4.26 Product Liability Claims. Except as described on the Schedule of Product Liability Claims attached hereto as Schedule 4.26, the Company has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by or in connection with any service provided by the Company.

4.27 Product Safety Authorities. No person has been required to file any notification or other report with or provide information to any governmental agency or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold or distributed by the Company, and there exists no grounds for the recall of any products of the Company.

4.28 Investment Representation. Melina: (A) is acquiring the Conihasset Stock hereunder for his own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any rule or regulation under the Securities Act, (B) is a sophisticated investor and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Conihasset Stock, (C) acknowledges that Conihasset has made available to Melina (i) the opportunity to ask questions of (and to receive answers from) the officers and directors of Conihasset relating to Conihasset and the Conihasset Stock, and (ii) the opportunity to acquire all information about Conihasset as Melina has requested to evaluate the merits and risks of investment in the Conihasset Stock, (D) understands that the Conihasset Stock (i) has not been registered under the Securities Act or under any state securities law; (ii) is being sold to Melina in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws; (iii) are “restricted securities” within the meaning of Rule 144 under the Securities Act; and (iv) may not be sold, transferred or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is then available, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Conihasset Stock, and (F) is an “accredited investor” within the meaning of Regulation D under the Securities Act.

4.29 Disclosure. No representation or warranty in this Article 4, and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other agreement or document furnished or to be furnished to pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact which adversely affects or may in the future (so far as can now be reasonably foreseen) adversely affect the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Company which has not been specifically described herein or in one of the Schedules to this Agreement. With respect to any representation and warranty herein which is made "to the best of Melina’s knowledge", Melina shall be deemed to have knowledge of any matter or fact: (a) if Melina has actual personal knowledge of such matter or fact, (b) if Melina has information from which a person of reasonable intelligence or of the superior intelligence of Melina would infer that the matter or fact in question exists, (c) if Melina would or should have ascertained such matter or fact in the performance of any duty he may have as Manager or employee of the Company, or (d) if any of the Company's senior management has actual personal knowledge of such matter or fact.

5. REPRESENTATIONS AND WARRANTIES OF CONIHASSET.

As of the date hereof and as of the Closing Date, Conihasset represents and warrants to Melina as follows:

5.1 Organization of Conihasset. Conihasset is duly organized, validly existing and in good standing under the laws of the State of Delaware. Conihasset has full corporate power and authority to own or lease all of its properties and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted.

5.2 Authority of Conihasset. This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Conihasset pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Conihasset and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument has been duly authorized by all necessary corporate action of Conihasset and is within Conihasset’s corporate powers. The execution, delivery and performance of any such agreement, document or instrument by Conihasset and the execution, delivery and performance of this Agreement by Conihasset does not and will not with the passage of time or the giving of notice or both violate any provisions of the Certificate of Incorporation or By-Laws of Conihasset.

5.3 Governmental Approvals. Under existing law, Conihasset is not required to obtain or make any approval, license, permit or other action by or filing with any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department, or agency in order to execute this Agreement and/or consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

5.4 Form 10-K Disclosures. Except as set forth on Schedule of Conihasset Exceptions attached hereto as Schedule 5.4, all of the statements set forth in the Form 10-K for Conihasset filed with the Securities and Exchange Commission on April 2, 2007 for the period ending December 31, 2006 are true and correct in all material respects as of the Closing Date. Except as set forth on Schedule 5.4 or disclosed in Conihasset’s Definitive Proxy Statement, Schedule 14A, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission on April 6, 2007, there has been no material adverse change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or affairs of Conihasset since December 31, 2006.

5.5 Brokerage. Conihasset has not dealt with any broker or finder in connection with the transaction contemplated herein and agrees to indemnify and hold Melina harmless in connection with any claims or commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Conihasset in connection with the transactions contemplated herein.

5.6 Litigation. There is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending, or to the best of Conihasset’s knowledge, threatened against Conihasset, nor has any order, writ, injunction, subpoena or decree been issued by any court or governmental agency to Conihasset which, in either case, prohibits or seeks to enjoin the transactions contemplated by this Agreement.

6. POST-CLOSING COVENANTS.

6.1 Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of filings or submissions to any governmental agency required in connection with this Agreement and the transactions contemplated hereby after the Closing.

7.  INTENTIONALLY OMITTED.

8. INTENTIONALLY OMITTED.

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CONIHASSET TO CLOSE.

The obligation of Conihasset to acquire the Acquired Membership Interest as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, which Melina and the Company agree to use their best efforts to fulfill, on or prior to the Closing Date, unless otherwise waived in writing by Conihasset, of the following conditions:

9.1 Representations and Warranties. The representations and warranties of Melina set forth in Article 4 hereof shall be true and correct in all material respects on the Closing Date.

9.2 Performance of Covenants. Melina and the Company shall have performed in all material respects all of their obligations contained in this Agreement to be performed on or prior to the Closing Date.

9.3 Threatened or Pending Proceedings. No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

9.4 Delivery of Certificates and Documents to Conihasset. Melina and the Company shall have delivered, or cause to be delivered, to Conihasset the certificates as to the legal existence and corporate and tax good standing of the Company, if available, and copies of its Articles of Organization, or equivalent, as amended, issued or certified by the appropriate governmental official of the state of its formation and the states where its property is located.

9.5 First Amendment to Operating Agreement. Melina and the Company shall have executed and delivered to Conihasset the First Amendment to Operating Agreement.

9.6 Registration Rights Agreement. Melina shall have executed and delivered to Conihasset the Registration Rights Agreement in the form attached hereto as Exhibit D (“Registration Rights Agreement”).

9.7 Limited Liability Company Action. All limited liability company action to authorize (i) the execution, delivery and performance by the Company of this Agreement and any other agreements or instruments contemplated hereby to which the Company is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Company, and Conihasset shall have been furnished with copies of all applicable resolutions adopted by Melina, as the sole member of the Company, along with a copy of the Operating Agreement, certified by the Member or Manager of the Company member.

9.8 Minute Books. Melina shall have delivered to Conihasset all minute books for the Company.

9.9 Consents. Conihasset, Melina and the Company shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

9.10 Damage or Destruction. The Company shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity to an extent that would interfere with the conduct of its business or impair the value of the Company as a going concern, regardless of whether any such loss or losses have been insured against.

9.11 Receipt of Acquired Membership Interests. All of the Acquired Membership Interests shall have been delivered to Conihasset in the manner required by Article 3 hereof.

9.12 Accrued Interest. All accrued and unpaid interest under the Note shall, as of the Closing Date, have been paid to Conihasset.

9.13 Release. David Melina and Karen Tourigny shall have executed and delivered a document in a form satisfactory to Conihasset acknowledging that they have no membership interests in the Company and releasing all claims they may have against the Company or Melina with respect thereto.

9.14 Qualification to Transact Business. The Company shall have qualified to transact business as a foreign limited liability company in the Commonwealth of Massachusetts.

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF MELINA AND THE COMPANY TO CLOSE.

The obligation of Melina and the Company to provide to Conihasset the Acquired Membership Interest as contemplated hereby, and to perform their other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, which Conihasset agrees to use its best efforts to fulfill, on or prior to the Closing Date, unless otherwise waived in writing by Melina, of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Conihasset set forth in Article 5 hereof shall be true and correct in all material respects on the Closing Date.

10.2 Performance of Covenants. Conihasset shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date.

10.3 Corporate Action. All corporate action necessary to authorize (i) the execution, delivery and performance by Conihasset of this Agreement and any other agreements or instruments contemplated hereby to which Conihasset is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Conihasset, and Melina shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Conihasset, together with a copy of the By-laws of Conihasset, certified by the Secretary or Assistant Secretary of Conihasset.

10.4 Pending Proceedings. No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

10.5 Delivery of Certificates and Documents to Melina. Conihasset shall have delivered, or cause to be delivered, to Melina certificates as to the legal existence and corporate good standing of Conihasset, and certified copy of the Certificate of Incorporation of Conihasset, issued by the appropriate governmental official of the state of its incorporation.

10.6 First Amendment to Operating Agreement. Conihasset shall have executed and delivered to Melina the First Amendment to Operating Agreement.

10.7 Registration of Rights Agreement. Conihasset shall have executed and delivered to Melina the Registration Rights Agreement.

10.8 Delivery of Conihasset Stock. Melina shall have received the 300,000 shares of Conihasset Stock as contemplated by Article 3 hereof.

10.9 Consents. Conihasset, the Company and Melina shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

11. CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

11.1 Survival of Representations, Warranties, Agreements, Covenants and Obligations. All representations and warranties contained in Sections 4.1 through 4.29 hereof, inclusive, and in Sections 5.1 through 5.6 hereof, inclusive, and all agreements and covenants contained anywhere else in this Agreement or in any other agreement delivered by either party to the other party incident to the transactions contemplated hereby, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation made by any party hereto, and the sale and purchase of the Acquired Membership Interest and payment therefore; provided, however, that (a) the representations and warranties of Melina contained in Section 4.7(a) and 4.7(b) (with respect to, among other things, the Real Property and compliance with Environmental Laws) shall expire and terminate on the fifth (5th) anniversary of the Closing Date, (b) all of the other representations and warranties made by Melina in Sections 4.1 through 4.29 hereof, inclusive, (with the exception of the representations and warranties of Melina contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6,4.18 and 4.26 which shall survive indefinitely) shall expire and terminate on the second (2nd) anniversary of the Closing Date, and (c) all of the representations and warranties made by Conihasset in Sections 5.1 through 5.6 hereof, inclusive, (with the exception of the representations and warranties of Conihasset contained in Sections 5.1 and 5.2 which shall survive indefinitely) shall expire and terminate on the second (2nd) anniversary of the Closing Date.

12. INDEMNIFICATION.

12.1 Indemnification by Melina. Melina agrees to defend, indemnify and hold Conihasset, the Company and their respective officers, directors, affiliates, employees and agents, harmless from and against any claims by third persons (including, without limitation, the Environmental Protection Agency or any other federal, state or local government agency, board, department or body having jurisdiction over environmental matters or Environmental Laws), damages, liabilities, losses and expenses (including, without limitation, reasonable attorney's fees incurred in seeking indemnification hereunder or defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean-up, restoration, remediation and removal), taxes, fines, penalties and interest, of any kind or nature whatsoever which may be sustained or suffered by Conihasset or the Company or their respective officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of: (a) a breach of any representation or warranty made by Melina in Sections 4.1 through 4.29 hereof, inclusive, or a failure to perform any agreement or covenant made by Melina anywhere else in this Agreement or in any other agreement delivered hereunder, (b) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant, (c) the matters, if any, set forth on the Schedule of Specifically Indemnified Matters attached hereto as Schedule 12.1, (d) any claim made by any person which relates to or arises out of any transaction, event, occurrence, act or omission of or by the Company or its officers, directors, shareholders, employees or agents prior to the Closing Date and which is not adequately and fully accrued dollar for dollar on the Financial Statements or specifically disclosed in the Schedule of Liabilities attached as Schedule 4.10(c) to this Agreement and (e) any claim made by any person to, for or in respect of membership interests of the Company or any interest therein or payment therefor; provided, however, that (A) no indemnification shall be payable by Melina with respect to any claim for breach of any representation or warranty made by Melina in Sections 4.1 through 4.29 hereof, inclusive, asserted by Conihasset after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, and (B) no indemnification shall be payable by Melina with respect to any claim for breach of any representation or warranty made by Melina in Sections 4.1 through 4.29 hereof, inclusive (with the exception, however, of the matters, if any, set forth on Schedule 12.1), until the total of such claims for indemnification shall exceed US $25,000 (the "Threshold") (such amount being a threshold amount versus a deductible), in which event Conihasset shall be entitled to recover the full amount of such claims, including all amounts under and over the Threshold and (C) the aggregate liability of Melina for indemnification payable hereunder with respect to any and all claims by Conihasset for breach of the representations and warranties made by Melina in Sections 4.1 through 4.29 hereof, inclusive (with the exception, however, of the matters, if any, set forth on Schedule 12.1), shall not exceed US $3,000,000. Any indemnification due from Melina to Conihasset shall be paid in United States dollars.

12.2 Indemnification by Conihasset. Conihasset agrees to defend, indemnify and hold Melina harmless from and against any claims by third persons, damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees incurred in seeking indemnification hereunder or defending any claim by a third person, and amounts paid in settlement of any claim or suit) of any kind or nature whatsoever which may be sustained or suffered by Melina, arising out of, based upon, or by reason of: (a) a breach of any representation or warranty made by Conihasset in Sections 5.1 through 5.6 hereof, inclusive, or a failure to perform any agreement or covenant made by Conihasset anywhere else in this Agreement or in any other agreement delivered hereunder and (b) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant; provided, however, that (A) no indemnification shall be payable by Conihasset with respect to any claim for breach of any representation or warranty made by Conihasset in Sections 5.1 through 5.6 hereof, inclusive, asserted by Melina after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, (B) no indemnification shall be payable by Conihasset with respect to any claim for breach of any representation or warranty made by Conihasset in Sections 5.1 through 5.6 hereof, inclusive, until the total of such claims for indemnification shall exceed the Threshold, in which event Melina shall be entitled to recover the full amount of such claims, including all amounts under and over the Threshold and (C) the aggregate liability of Conihasset for indemnification payable hereunder with respect to claims by Melina for breach of the representations and warranties made by Conihasset in Sections 5.1 through 5.6 hereof, inclusive, shall not exceed US $1,500,000. Any indemnification payments due from Cineaste to Melina shall be paid in United States dollars.

12.3 Notice, Defense of Claims. Each party to this Agreement shall give prompt written notice to the other party to this Agreement of each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party except to the extent that failure to so notify materially adversely affects the indemnifying party's ability to defend such claim against a third party. In any case in which a claim for indemnification involves a claim brought by a third party, the indemnified party shall have the right (but not the obligation) to assume and control the defense of any such matter or its settlement at the indemnifying party's expense, provided that the indemnifying party may participate in the defense at its own expense and provided, further, that the indemnified party will keep the indemnifying party informed as to the status of the defense and will not take any significant action in the defense thereof or consent to entry of judgment or enter into any settlement thereof without the consent of the indemnifying party which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnified party, having assumed the defense of any such matter, may at any time thereafter tender the defense thereof to the indemnifying party, and the indemnified party shall thereafter have the right to participate in the defense at its own expense. No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

12.4 No Tax Effect; Insurance Effect. (a) Indemnification for damages, liabilities, losses and expenses payable pursuant to the indemnification provisions in this Article 12 shall be on a dollar for dollar basis and shall be determined without regard to deductibility for tax purposes or other tax benefits to the indemnified party or any other person or entity resulting therefrom.

(b) The indemnifying party shall make any indemnification payments determined to be payable to the indemnified party hereunder promptly after such determination is made, without delay, and without regard to any expectation that the indemnified party will recover insurance proceeds as a direct result of the matter giving rise to the claim for which indemnification payments are to be made. The indemnified party shall have no obligation whatsoever to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the indemnified party against the indemnifying party. Notwithstanding the foregoing, (1) if the indemnified party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party prior to the date upon which the indemnifying party is given notice of the claim, the indemnifying party's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the indemnified party and (2) if the indemnified party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party after the indemnifying party has paid such indemnification claim to the indemnified party, then the indemnified party shall promptly turn over any such insurance proceeds received to the indemnifying party to the extent of the payments made by the indemnifying party to the indemnified party on the claim.

12.5 Setoff. Conihasset and Melina hereby agree that in the event of any claims, damages, liabilities, losses and expenses of any kind or nature whatsoever which may be sustained or suffered by Conihasset or the Company arising out of, based upon or by reason of the breach of any representation or warranty, or any failure to perform any agreement or covenant, made by Melina in this Agreement or any other document, instrument, agreement or other writing delivered hereunder or thereunder by Melina, any payments or other compensation from time to time due and owing by Conihasset or the Company to Melina under this Agreement or any other agreement or instrument shall, in the discretion of Conihasset or the Company, and without prejudice to the rights of Conihasset or the Company under this Agreement, be reduced by an aggregate amount equal to the amount of the claim of Conihasset or the Company arising out of said breach or failure to perform. Melina shall execute any and all documents reasonably requested by Conihasset to evidence such reduction.

13. NON-COMPETITION COVENANTS.

13.1 Non-Competition. Melina agrees and covenants with Conihasset and the Company that, for a period (the "Restrictive Period") from the date hereof until the later of (i) the fifth (5th) anniversary of the date hereof or (ii) the date Melina is no longer the Manager of the Company, he and his affiliates will not, without the prior written consent of Conihasset and Company, directly or indirectly, anywhere within the world (the "Territory"): (a) form, acquire, finance, assist, support, provide premises, facilities, goods or services to, represent as a distributor or otherwise, or become associated in any capacity or to any extent, directly or indirectly with, an enterprise (a "Competing Business") which is similar to or otherwise competitive with the business of the Company or which manufactures or sells products like, similar to or competitive with the products sold by the Company; (b) interfere with or attempt to interfere with any officers, employees, representatives or agents of Conihasset or the Company, or any of their affiliates, or induce or attempt to induce any of them to leave the employ of Conihasset or the Company or any of their affiliates, or violate the terms of their contract with any of them; or (c) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of Conihasset or the Company or any of their affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of Conihasset or the Company or any of their affiliates.

13.2 Injunctive Relief. The parties hereto acknowledge and agree that any breach by Melina or his affiliates of the restrictive covenant contained in this Article 13 would cause irreparable injury to Conihasset and/or the Company and that the remedy at law for any such breach would be inadequate, and Melina agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Conihasset or the Company to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

13.3 Enforcement. Conihasset and Melina intend that the covenants of Section 13.1 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

14. NON-DISCLOSURE COVENANT.

14.1 Non-Disclosure of Confidential Information. It is understood that the business acquired in which Conihasset has a majority equity interest hereunder is of a confidential nature. Prior to the date hereof the Company may have revealed and on or after the date hereof the Company may reveal to Melina Confidential Information (as hereinafter defined) concerning the Company or any of its affiliates which, if known to competitors thereof, would damage the business and operations of the Company. Melina agrees with Conihasset and the Company that he will never divulge or appropriate to his own use, or to the use of any third person, any Confidential Information.

14.2 Definition of Confidential Information. As used herein, the term "Confidential Information" means the following oral or written information relating to the Company: know-how, technology, inventions, designs, methodologies, trade secrets, patents, secret processes and formulae, information and data relating to the development, research, testing, manufacturing, marketing, sale, distribution and uses of products, sources of supplies, budgets and strategic plans, the identity and special needs of customers, plants and other properties, and any other information which may give the Company an opportunity to obtain an advantage over its competitors who do not know or use such information, provided that the term "Confidential Information" shall not include (i) any such information that, prior to its use or disclosure by Melina, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Company through no breach of the provisions of this Article 14 or other non-disclosure covenants; (ii) any such information that, prior to its disclosure by Melina, was rightfully in the receiving third party's possession, without violation of the provisions of this Article 14 or other non-disclosure covenants; and (iii) any such information that, prior to its disclosure by Melina, was independently developed by the receiving third party without violation of the provisions of this Article 14 or other non-disclosure covenants.

14.3 Injunctive Relief. The parties hereto acknowledge and agree that the breach by Melina of the restrictive covenant contained in this Article 14 would cause irreparable injury to Conihasset and/or the Company and that the remedy at law for any such breach would be inadequate, and Melina agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by Conihasset or the Company to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

15. MISCELLANEOUS.

15.1 Expenses. Conihasset and Melina shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

15.2 Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission. Any notice or other communication will be deemed to have been duly given (1) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (2) on the date of service if served personally, (3) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (4) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

To Melina:	MRO Integrated Solutions, LLC
904A Boston Turnpike
Shrewsbury, MA 01545
FAX: (508) 842-1158

With a Copy to:	Riemer & Braunstein LLP
Three Center Plaza, 6th Floor
Boston, Massachusetts 02108
Attn: Mark Corner, Esq.
FAX: (617) 880-3456

To Conihasset or Company:	Conihasset Capital Partners, Inc.
Two International Place, 16th Floor
Boston, MA 02110
Attn: Richard Bailey,
President and CEO
FAX: (617) 249-0198

With copies to:	Adler Pollock & Sheehan P.C.
One Citizens Plaza, 8th Floor
Providence, RI 02903
Attn: Paul A. Campellone, Esq.
Fax: (401) 751-0604

15.3 Waiver. The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

15.4 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

15.5 Exhibits and Schedules. Any exhibits and schedules referenced herein shall be deemed to be attached hereto and made a part hereof. All references herein to this Agreement shall include all such exhibits and schedules.

15.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

15.7 Entire Understanding. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them. Neither of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized officer of the party to be bound thereby.

15.8 Binding Effect. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any person other than the parties hereto and the Company.

15.9 Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Commonwealth of Massachusetts and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said Commonwealth, without reference to its conflict of laws principles.

15.10 Assignability. Neither this Agreement nor any rights or obligations hereunder are assignable by Melina without the prior written consent of Conihasset. Conihasset may at any time, without Melina’s consent, assign all or any part of the rights and/or obligations of Conihasset under this Agreement to any affiliate of Conihasset, and any assignee of Conihasset shall succeed to and be possessed of the rights of Conihasset hereunder to the extent of the assignment made, provided, however, that any such assignment by Conihasset shall not relieve Conihasset of its obligations hereunder. In addition, at any time after the Closing, Conihasset may, without Melina’s consent, assign all or any part of its rights and/or obligations under this Agreement to any person who acquires either the stock of Conihasset or the membership interests in the Company, or substantially all of the assets of the Company, by sale, merger or otherwise; provided, however, that any such assignment by Conihasset shall not relieve Conihasset of its obligations hereunder.

15.11 Jurisdiction and Venue. Each of the parties hereto agrees that the state and federal courts of the Commonwealth of Massachusetts shall have jurisdiction to hear and determine any claims or disputes between any of them pertaining directly or indirectly to this Agreement, and all documents, instruments and agreements executed pursuant hereto and thereto, or to any matter arising herefrom (unless otherwise expressly provided for herein or therein). To the extent permitted by law, each of the parties hereto expressly submits and consents in advance to such jurisdiction in any such action or proceeding commenced in any of such courts. Each of the parties waives any claim that Massachusetts is an inconvenient forum or an improper forum based on lack of venue. The choice of forum in this Section 20 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

15.12 Service of Process. To the extent permitted by applicable law, each of the parties consents to service of process in any suit, action or proceeding by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 15. Each of the parties agrees that such service (a) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

15.13 Counterparts; Delivery by Facsimile. This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

15.14 Certain Definitions. For the purposes of this Agreement: (a) an "affiliate" of any specified person shall mean and include any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, (b) an "affiliate" of any specified natural person shall mean and include not only any persons specified in clause (a) above but also the members of such person's immediate family, and (c) a "person" shall mean and include any natural person, firm, partnership, association, corporation, limited liability company, company, enterprise, unincorporated organization, trust, public body or government or any department, board, commission or agency thereof.

15.15 Pronouns and Plurals. All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs will include the plural, and vice versa, whichever the context may require.

15.16 Public Announcements. No announcement of the transactions contemplated hereby shall be made publicly by any party hereto without the advance written approval of Conihasset and Melina, except such notice as is required by law. The context or text of such announcement shall be agreed upon by Conihasset and Melina, except such notice as is required by law where each party shall use its reasonable efforts to obtain the prior consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CONIHASSET CAPITAL PARTNERS, INC.

By:	/s/ Richard D. Bailey
Richard Bailey, President and CEO

Thomas Melina
Thomas Melina

SCHEDULES

Schedule 4.1	- Schedule of Jurisdictions
Schedule 4.2	- Schedule of Breaches, Defaults and Required Consents
Schedule 4.3	- Schedule of Investments
Schedule 4.6(a)	- Schedule of Machinery and Equipment
Schedule 4.6(b)	- Schedule of Liens and Encumbrances
Schedule 4.6(d)	- Schedule of Personal Property Leases
Schedule 4.6(e)	- Schedule of Assets at Other Locations
Schedule 4.7	- Schedule of Real Property
Schedule 4.9	- Schedule of Regulatory Licenses, Consents, Permits and Authorizations
Schedule 4.10(c)	- Schedule of Liabilities
Schedule 4.10(e)	- Schedule of Reserves Taken and Assets Written Down or Up
Schedule 4.11	- Schedule of Noncompliance with Laws
Schedule 4.12	- Schedule of Patents, Trademarks and Copyrights
Schedule 4.13	- Schedule of Contracts, Commitments and Intercompany Transactions
Schedule 4.14	- Schedule of Litigation
Schedule 4.15	- Schedule of Changes
Schedule 4.16	- Schedule of Insurance
Schedule 4.18	- Schedule of Employee Benefit Plans
Schedule 4.21	- Schedule of Employees
Schedule 4.23	- Schedule of Affiliation
Schedule 4.25	- Schedule of Product Warranties
Schedule 4.26	- Schedule of Product Liability Claims
Schedule 5.4	- Schedule of Conihasset Exceptions
Schedule 12.1	- Schedule of Specifically Indemnified Matters

EXHIBITS

Exhibit A	- Operating Agreement
Exhibit B	- First Amendment to Operating Agreement
Exhibit C	- Financial Statements
Exhibit D	- Registration Rights Agreement